Exhibit 5.2

2000 Pennsylvania Avenue NW

Suite 3000

Washington, DC 20006

www.ofwlaw.com

Phone: (202)789-1212     ●     Fax (202)234-3550

Benjamin L. England - Principal

Direct 202-518-6330

bengland@ofwlaw.com

December 18, 2024

BY ELECTRONIC MAIL

Fu-Feng Kuo

CEO

Health Ever Bio-Tech Co., Ltd.

23F-3, No. 95, Sec. 1, Xintai 5th Rd., Xizhi Dist.

New Taipei City, Taiwan 221416

ff.kuo@hebiotech.com

Re:	FORM F-1 Registration Statement Under The Securities Act Of 1933 For Jyong Biotech Ltd. (“Jyong”)

Beginning January 10, 2024, you engaged Olsson Frank Weeda Terman Matz PC (OFW) to review the Form F-1 Registration Statement Under The Securities Act Of 1933 for Jyong Biotech Ltd. (“F-1”). Specifically, OFW was tasked with proposing edits to the draft F-1 to ensure that it would accurately represent, in our opinion, the correspondence between and history of the botanical drug substance MCS-2 before the U.S. Food and Drug Administration (“FDA”). After a series of reviews and edits OFW has now evaluated version eight (8) of the F-1, dated December 18, 2024, representing a revised draft of the original draft F-1, dated February 10, 2024. After our review of various comments and questions received from the Securities and Exchange Commission, in our opinion, version eight of the F-1 (“F-1A8”) accomplishes the original goal of this engagement.

Over the course of its review, OFW focused solely on issues related to MCS-2, the history of MCS-2 with the FDA, representations of how FDA regulates new drugs, and the administrative process FDA undertakes to review and approve new drugs. To that end, OFW did not substantively review or propose edits to any other information in any of the successive versions of the draft F-1 and offers no opinion regarding such other information.

December 18, 2024

The following correspondence between Jyong and FDA was made available to us to review, which is relevant to this opinion:

December 17, 2021	Cover letter from Health Ever Bio-Tech, Co. Ltd. (“HEB”) to FDA accompanying HEB’s resubmitted New Drug Application (“NDA”) for MCS-2
February 22, 2022	Letter from FDA to HEB
June 7, 2022	Mid-Cycle Communication from FDA to HEB
September 14, 2022	Late Cycle Meeting Minutes prepared by FDA
November 30, 2022	HEB withdrawal of resubmitted NDA
December 12, 2022	FDA Acknowledge Withdrawal Unapproved Application letter to HEB
April 14, 2023	HEB meeting request to FDA
June 26, 2023	FDA written response to HEB meeting request
December 12, 2023	HEB meeting request to FDA
December 26, 2023	FDA response granting meeting request to meeting
May 14, 2024	HEB Type-B Pre-NDA Meeting Request
May 23, 2024	FDA HEB Type-B Meeting Request Denied

In our opinion, based upon our review of the documents identified above, the statements in version eight (8) of the F-1 (F-1A8) dated December 18, 2024, as to the status of MCS-2 before the FDA and the history of the review of MCS-2 by the FDA, are accurate. Based upon our experience, the statements in version eight (8) of the F-1 (F-1A8) dated December 18, 2024, with respect to its representations of how FDA regulates new drugs and the administrative process FDA undertakes to review and approve new drugs are also accurate.

OFW offers no opinion as to the accuracy or truthfulness of any other statements in version eight (8) of the F-1 (F-1A8), dated December 18, 2024.

Sincerely,

/s/ Benjamin L. England, Esq.
Benjamin L. England, Esq.